Global Axcess Corp Announces
Third Quarter 2009 Financial Results

- Net Income Increased 72% to $476,000 with EPS of $0.02 for Third Quarter 2009 -

- Adjusted EBITDA Increases 5.4% to $3.6 Million for First Nine Months of 2009 -

JACKSONVILLE, Fla., November 3, 2009 /PRNewswire-FirstCall/ -- Global Axcess Corp (OTC Bulletin Board: GAXC - News; the "Company"), an independent provider of self-service kiosk solutions, today announced the financial results for the third quarter and nine months ended September 30, 2009.

Financial Highlights for the Quarter Ended September 30, 2009
•	Gross margin increased to 47.5% from 43.4% in the same period last year.
•	Income from continuing operations increased 17% to $623,300 from $532,700 in the same period last year.
•	Interest expense decreased 42.4% to $147,300 from $255,900 in the same period last year primarily due to a decrease in debt balances and refinancing the debt to a lower interest rate.
•	Net income increased 72% to $476,000 from $276,800 in the same period last year.

Financial Highlights for Nine Months Ended September 30, 2009
•	Income from continuing operations increased 30% to $2.1 million from $1.6 million in the same period last year.
•	Interest expense decreased 34.8% to $509,800 from $782,300 in the same period last year primarily due to a decrease in debt balances and refinancing the debt to a lower interest rate.
•	Net cash provided by continuing operating activities increased 52.1% to $3.3 million compared to net cash provided by continuing operating activities of $2.1 million in the year-ago period.
•	Adjusted EBITDA increased 5.4% to $3.6 million from $3.5 million in the year-ago period.
•	Net income increased 34.6% to $1.1 million from $839,300 in the same period last year.

Operational Highlights for the Quarter Ended September 30, 2009
•
Signed a new three-year contract, valued at more than $750,000 per year, with a national grocery chain that has 400 locations nationwide; the Company will install, maintain and conduct transaction processing for ATMs in 51 of their retail outlets.

•	Signed a five-year contract, valued at more than $550,000 per year, with a new customer that is a regional convenience store chain in the Southeastern United States, for ATMs at 52 locations.
•	Successful roll out of the Company’s DVD rental kiosk initiative to 24 sites.

Financial Results
The Company reported revenues from continuing operations of $5.3 million for the three-month period ended September 30, 2009 compared to $5.7 million for the three-month period ended September 30, 2008. This 6.0% decrease was partly due to lower transaction volumes during the summer months and elimination of lower profit ATM locations. The Company typically sees an increase in transaction activity during the summer months, but lower vacation travel and the slower economy reduced the positive seasonal impact. However, as the economy has improved, the Company has seen an increase in transaction volumes beyond the stable core levels, and October’s activity surpassed the seasonally stronger June levels. Gross profit from continuing operations was $2.5 million, or 47.5% gross margin, for the third quarter 2009 compared to $2.5 million, or 43.4% gross margin, for the same period of 2008. The gross margin percentage increased 410 basis points in the year-over-year period primarily due to the decreased cost of revenues resulting from lower fuel costs, lower interest rates and reduced residual payments for the distributor’s client account.

7800 Belfort Parkway, Suite 165, Jacksonville, FL 32256
www.globalaxcess.biz

SG&A expenses were $1.4 million, or 25.7% of revenue, for the third quarter 2009 compared to $1.4 million, or 24.2% of revenue, for the same period in 2008. Depreciation and amortization expenses decreased to $505,700 from $522,200 for the same period in 2008. Operating income from continuing operations increased 17% to $623,300 for the quarter ended September 30, 2009 compared to $532,700 in the year-ago period. During the third quarter of 2009, the Company recorded net interest expense of $147,300 compared to net interest expense of $255,900 for the same period in 2008. The 42.4% decrease was mainly due to a decrease in debt balances and refinancing the debt to a lower interest rate. EBITDA (earnings before net interest, taxes, depreciation and amortization) for the third quarter of 2009 was $1.1 million, flat compared to the third quarter of 2008. Adjusted EBITDA (EBITDA before stock compensation expenses) increased to $1.2 million for the third quarter of 2009 from $1.1 million for the third quarter of 2008. EBITDA represents a non-GAAP (Generally Accepted Accounting Principles) financial measure. A table reconciling this measure to the appropriate GAAP measure is included in this release.

Net income for the third quarter ended September 30, 2009 increased 72% to $476,000, or $0.02 per share (based on 21.9 and 23.5 million basic and diluted weighted average shares outstanding, respectively), compared to net income of $276,800, or $0.01 per share (based on 21.0 million basic and diluted weighted average shares outstanding, respectively), for the same period of 2008.

Mr. George McQuain, Chief Executive Officer of the Company, stated, "This was another successful quarter for Global Axcess, marked by further increases in our profitability on all counts. This is a testament to our focus on long-term, sustainable profitability through our lean operating infrastructure demonstrating the scalability of our business. The positive bottom-line results for the quarter do not reflect any material contribution from the two agreements we announced during the quarter, or any contribution from our DVD kiosk initiative, currently in a pilot program stage. The two contracts we signed during the quarter, which in aggregate we expect to generate $1.3 million annually with the potential for follow-on business, are both expected to ramp during the fourth quarter and contribute significantly to our first quarter 2010 results. In addition, we are continuing to see interest from national and regional chains in our ATM services, and had substantive traffic and information requests following our participation in the National Association of Convenience Stores conference in Las Vegas. The Company has several proposals in the final stages of discussion and we are optimistic that we will announce agreements to further expand our ATM network in the coming months. We are moving to augment our marketing and sales teams to help us grow our top line and we are currently interviewing sales personnel.”

Mr. McQuain continued, “In addition to our success on the ATM side of the business, we are simultaneously focused on adding additional services to accelerate our growth. Our goal is to leverage our ability to deploy, manage, maintain and process transactions from a wider range of self-service kiosks beyond the traditional ATM. Our DVD rental kiosks pilot program has been a success operationally.  We are now focused on growing the rental traffic at the kiosks and are making various adjustments to better optimize the initiative. We remain excited about this opportunity but recognize that we have work to do to effectively deploy this solution on a broader scale. Interest in this offering at the National Association of Convenience Stores conference was tremendous, and we are building a robust database of potential locations should we expand this program during 2010.”

For the nine-month period ended September 30, 2009, total revenue was $16.1 million, a decrease of $927,800, or 5.4%, compared to $17.0 million in the year-ago period. Gross profit for the nine-month period was $7.6 million, reflecting a gross margin of 47.5%, compared to gross profit of $7.4 million, reflecting a gross margin of 43.7%, for the comparable 2008 period. SG&A expenses for the nine-month period were $4.0 million or 24.8% of revenue compared to $4.0 million, or 23.4% of revenue for the prior-year period. Operating income from continuing operations for the nine-month period increased 30% to $2.1 million compared to $1.6 million in the year-ago period. Net income for the nine-month period ended September 30, 2009 increased 34.6% to $1.1 million, or $0.05 per share (based on 21.6 million basic and 22.4 million diluted weighted average shares outstanding, respectively) compared to net income for the comparable prior-year period of $839,300, or $0.04 per share (based on 21.0 million basic and diluted weighted average shares outstanding, respectively). EBITDA decreased to $3.1 million for the nine months ended September 30, 2009 from $3.3 million from the year-ago period. Adjusted EBITDA (EBITDA before stock compensation expenses and loss on early extinguishment of debt) increased 5.4% to $3.6 million for the nine months ended September 30, 2009 from $3.5 million in the year-ago period.

7800 Belfort Parkway, Suite 165, Jacksonville, FL 32256
www.globalaxcess.biz

Net cash provided by continuing operating activities during the nine-month period ended September 30, 2009 was $3.3 million compared to net cash provided by continuing operating activities of $2.1 million in the year-ago period, representing a 52.1% increase year over year. Shareholders’ equity increased 10.2% to $14.8 million from $13.5 million at December 31, 2008.

Michael J. Loiacono, Chief Financial Officer of the Company, stated, "Global Axcess was successful in expanding our profitability and significantly increasing our cash flow from continuing operations, despite a slight decrease in revenue. We expect further increases in our profitability and growing cash flows through careful expense management and the focus on higher margin sites and agreements. The growth in our ATM network, both from contracts already announced and potential new agreements should help us to grow our top line and accelerate our profitability.”

Conference Call Information

The conference call will take place at 10 a.m. Eastern to discuss the Company’s financial results for third quarter 2009. Anyone interested in participating should call (888) 609-5668 and enter pass code 1846282 if calling within the United States, or (913) 312-1516 and pass code 1846282 if calling internationally, approximately 5 to 10 minutes prior to 10 a.m. There will be a playback available until November 12, 2009. To listen to the playback, please call (888) 203-1112 if calling within the United States or (719) 457-0820 if calling internationally. Please use pass code 1846282 for the replay. A transcription of the call can be accessed at the Company's website at http://www.GlobalAxcess.biz. The transcription will be available through February 4, 2010.

About Global Axcess Corp

Headquartered in Jacksonville, Florida, Global Axcess Corp was founded in 2001 with a mission to emerge as the leading independent provider of self-service kiosk services in the United States. The Company provides turnkey ATM and other self-service kiosk management solutions that include cash and inventory management, project and account management services. Global Axcess Corp currently owns, manages or operates over 4,500 ATMs and other self-service kiosks in its national network spanning 43 states.  For more information on the Company, please visit http://www.globalaxcess.biz.

Investor Relations Contacts:
    Sharon Jackson: 904-395-1149
    IR@GAXC.biz

    Hayden IR:
    Brett Maas or Jeff Stanlis: (646) 536-7331
    Brett@haydenir.com / Jeff@haydenir.com

7800 Belfort Parkway, Suite 165, Jacksonville, FL 32256
www.globalaxcess.biz

This press release may contain forward-looking statements. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as: "believes," "expects," "may," "will," "should," or "anticipates," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Various important risks and uncertainties may cause the Company's actual results to differ materially from the results indicated by these forward-looking statements. For a list and description of the risks and uncertainties the Company faces, please refer to Part I, Item 1 of the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 3, 2009, and other filings that have been filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, and such statements are current only as of the date they are made.

7800 Belfort Parkway, Suite 165, Jacksonville, FL 32256
www.globalaxcess.biz

GLOBAL AXCESS CORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	September 30, 2009	December 31, 2008
ASSETS
Current assets
Cash and cash equivalents	$1,898,483	$1,560,910
Automated teller machine vault cash	250,000	--
Accounts receivable, net of allowance of $8,027 in 2009 and $9,799 in 2008	802,352	848,373
Inventory, net of allowance for obsolescence of $101,260 in 2009 and $54,033 in 2008	235,489	276,731
Deferred tax asset - current	615,332	615,332
Prepaid expenses and other current assets	118,382	164,968
Total current assets	3,920,038	3,466,314

Fixed assets, net	5,194,853	4,723,138

Other assets
Merchant contracts, net	10,821,793	11,331,126
Intangible assets, net	4,090,923	4,118,426
Restricted cash	800,000	-
Other assets	30,307	9,232

Total assets	$24,857,914	$23,648,236

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$2,767,008	$2,527,396
Automated teller machine vault cash payable	250,000	-
Notes payable - related parties - current portion, net	26,017	24,010
Notes payable - current portion	19,213	-
Senior lenders' note payable - current portion, net	1,428,571	606,705
Capital lease obligations - current portion	704,791	779,990
Total current liabilities	5,195,600	3,938,101

Long-term liabilities
Notes payable - related parties - long-term portion, net	1,294,016	1,304,595
Notes payable - long-term portion	78,336	-
Senior lenders' note payable - long-term portion, net	2,857,143	4,240,086
Capital lease obligations - long-term portion	316,804	425,582
Deferred tax liability- long-term portion	275,532	275,532
Total liabilities	10,017,431	10,183,896

Stockholders' equity
Preferred stock; $0.001 par value; 5,000,000 shares
authorized, no shares issued and outstanding	-	-
Common stock; $0.001 par value; 45,000,000 shares authorized,
21,021,786 shares issued and 21,883,924 and 20,973,924 shares outstanding	21,932	21,022
Additional paid-in capital	22,858,820	22,613,424
Accumulated deficit	(8,028,303)	(9,158,140)
Treasury stock; 47,862 shares of common stock at cost	(11,966)	(11,966)
Total stockholders' equity	14,840,483	13,464,340
Total liabilities and stockholders' equity	$24,857,914	$23,648,236

7800 Belfort Parkway, Suite 165, Jacksonville, FL 32256
www.globalaxcess.biz

GLOBAL AXCESS CORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	For the Three Months Ended
	September 30, 2009	September 30, 2008

Revenues	$5,314,857	$5,652,977

Cost of revenues	2,787,699	3,199,906
Gross profit	2,527,158	2,453,071

Operating expenses
Depreciation expense	303,864	329,061
Amortization of intangible merchant contracts	201,790	193,173
Selling, general and administrative	1,367,182	1,367,572
Stock compensation expense	30,979	30,540
Total operating expenses	1,903,815	1,920,346
Operating income from continuing operations
before items shown below	623,343	532,725

Interest expense, net	(147,299)	(255,900)
Net Income	$476,044	$276,825

Income per common share - basic:
Net Income per common share	$0.02	$0.01

Income per common share - diluted:
Net Income per common share	$0.02	$0.01

Weighted average common shares outstanding:
Basic	21,883,924	20,973,924
Diluted	23,471,284	21,043,567

7800 Belfort Parkway, Suite 165, Jacksonville, FL 32256
www.globalaxcess.biz

GLOBAL AXCESS CORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Nine Months Ended
	September 30, 2009	September 30, 2008

Revenues	$16,098,699	$17,026,465

Cost of revenues	8,457,522	9,578,552
Gross profit	7,641,177	7,447,913

Operating expenses
Depreciation expense	863,206	1,108,318
Amortization of intangible merchant contracts	590,474	577,502
Selling, general and administrative	3,994,416	3,987,978
Stock compensation expense	86,064	152,564
Total operating expenses	5,534,160	5,826,362
Operating income from continuing operations
before items shown below	2,107,017	1,621,551

Interest expense, net	(509,789)	(782,281)
Loss on early extinguishment of debt	(467,391)	-
Net Income	$1,129,837	$839,270

Income per common share - basic:
Net Income per common share	$0.05	$0.04

Income per common share - diluted:
Net Income per common share	$0.05	$0.04

Weighted average common shares outstanding:
Basic	21,579,475	20,973,924
Diluted	22,442,190	20,998,495

7800 Belfort Parkway, Suite 165, Jacksonville, FL 32256
www.globalaxcess.biz

GLOBAL AXCESS CORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended
	September 30, 2009	September 30, 2008

Cash flows from operating activities:
Income from continuing operations	$1,129,837	$839,270
Adjustments to reconcile net income from continuing operations to net cash provided by continuing operating activities:
Stock based compensation	86,064	152,564
Stock options issued to consultants in lieu of cash compensation	16,063	-
Loss on early extinguishment of debt	467,391	-
Depreciation expense	863,206	1,108,318
Amortization of intangible merchant contracts	590,474	577,502
Amortization of capitalized loan fees	21,706	34,824
Allowance for doubtful accounts	(1,707)	(13,220)
Allowance for inventory obsolescence	47,227	-
Non-cash interest expense (income) on swap agreement with senior lender	(7,921)	14,300
Accretion of discount on notes payable	47,211	124,491
Changes in operating assets and liabilities:
Change in automated teller machine vault cash	(250,000)	-
Change in accounts receivable	47,728	(47,197)
Change in inventory	(247,818)	24,097
Change in prepaid expenses and other current assets	40,186	(10,735)
Change in other assets	(21,075)	5,907
Change in intangible assets, net	(70,696)	633
Change in accounts payable and accrued liabilities	247,533	(671,047)
Change in automated teller machine vault cash payable	250,000	-
Net cash provided by continuing operating activities	3,255,409	2,139,707

Cash flows from investing activities:
Costs of acquiring merchant contracts	(81,141)	(39,483)
Purchase of property and equipment	(628,365)	(178,725)
Net cash used in investing activities	(709,506)	(218,208)

Cash flows from financing activities:
Proceeds from issuance of common stock	9,100	-
Proceeds from senior lenders' notes payable	5,000,000	39,028
Proceeds from notes payable	69,905	-
Change in restricted cash	(800,000)	-
Principal payments on senior lenders' notes payable	(5,814,286)	(552,658)
Principal payments on notes payable	(7,208)	(25,000)
Principal payments on notes payable - related parties	(17,139)	(15,299)
Principal payments on capital lease obligations	(648,702)	(779,993)
Net cash used in financing activities	(2,208,330)	(1,333,922)
Increase in cash	337,573	587,577
Cash, beginning of period	1,560,910	540,161
Cash, end of the period	$1,898,483	$1,127,738

Cash paid for interest	$447,764	$603,579

7800 Belfort Parkway, Suite 165, Jacksonville, FL 32256
www.globalaxcess.biz

The following table sets forth a reconciliation of net income from continuing operations to EBITDA from continuing operations for the three months ended September 30, 2009 and 2008:

	For the Three Months Ended
	September 30, 2009	September 30, 2008

Net income from continuing operations	$476,044	$276,825
Interest expense, net	147,299	255,900
Depreciation expense	303,864	329,061
Amortization of intangible merchant contracts	201,790	193,173
EBITDA from continuing operations	$1,128,997	$1,054,959

The following table sets forth a reconciliation of net income from continuing operations to EBITDA from continuing operations before stock compensation expense and loss on early extinguishment of debt (“Adjusted EBITDA”)  for the three months ended September 30, 2009 and 2008:

	For the Three Months Ended
	September 30, 2009	September 30, 2008

Net income from continuing operations	$476,044	$276,825
Interest expense, net	147,299	255,900
Depreciation expense	303,864	329,061
Amortization of intangible merchant contracts	201,790	193,173
Stock compensation expense	30,979	30,540
Adjusted EBITDA	$1,159,976	$1,085,499

The following table sets forth a reconciliation of net income from continuing operations to EBITDA from continuing operations for the nine months ended September 30, 2009 and 2008:

	For the Nine Months Ended
	September 30, 2009	September 30, 2008

Net income from continuing operations	$1,129,837	$839,270
Interest expense, net	509,789	782,281
Depreciation expense	863,206	1,108,318
Amortization of intangible merchant contracts	590,474	577,502
EBITDA from continuing operations	$3,093,306	$3,307,371

The following table sets forth a reconciliation of net income from continuing operations to EBITDA from continuing operations before stock compensation expense and loss on early extinguishment of debt (“Adjusted EBITDA”)  for the nine months ended September 30, 2009 and 2008:

	For the Nine Months Ended
	September 30, 2009	September 30, 2008

Net income from continuing operations	$1,129,837	$839,270
Interest expense, net	509,789	782,281
Depreciation expense	863,206	1,108,318
Amortization of intangible merchant contracts	590,474	577,502
Stock compensation expense	86,064	152,564
Loss on early extinguishment of debt	467,391	-
Adjusted EBITDA	$3,646,761	$3,459,935

###

7800 Belfort Parkway, Suite 165, Jacksonville, FL 32256
www.globalaxcess.biz